Exhibit 3.1

SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF BIOCEPT, INC.

The Amended and Restated Bylaws, as amended (the “Bylaws”), of Biocept, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective as of March 22, 2022.

1. Section 5 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 5. Quorum; Adjournment. Except as otherwise required by law, or provided by the Certificate or these Bylaws, the holders of one third (1/3) of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, and the means of remote communication, if any, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.”

2. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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BIOCEPT, INC.

CERTIFICATE OF ADOPTION OF SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Biocept, Inc., a Delaware corporation, and that the foregoing Second Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws, as amended, as duly adopted by the Board of Directors on March 22, 2022.

Executed on March 23, 2022.

/s/ Antonino Morales
Antonino Morales
Interim Chief Financial Officer and Secretary